Exhibit 10.1
PURCHASE AND SALE AGREEMENT
REGARDING
MORENO MARKETPLACE SHOPPING CENTER
IN THE CITY OF MORENO VALLEY,
COUNTY OF RIVERSIDE

PURCHASE AND SALE AGREEMENT
TABLE OF CONTENTS

Section 1.	Definitions
Section 2.	Purchase and Sale
Section 3.	Purchase Price
Section 4.	Deposit
Section 5.	Liquidated Damages
Section 6.	Conditions Precedent
Section 7.	Representations and Warranties
Section 8.	Indemnification
Section 9.	Covenants
Section 10.	AS-IS, WHERE-IS Provision
Section 11.	Escrow
Section 12.	Closing Funds
Section 13.	Closing Costs
Section 14.	Prorations
Section 15.	Investigations
Section 16.	Further Assurances
Section 17.	Assignment
Section 18.	Successors and Assigns
Section 19.	Notices
Section 20.	Possession
Section 21.	Attorney’s Fees; Litigation Costs
Section 22.	Time of the Essence
Section 23.	Construction
Section 24.	Integration
Section 25.	Third-Party Rights
Section 26.	Severability
Section 27.	Waivers
Section 28.	Counterparts
Section 29.	Survival
Section 30.	Incorporation of Exhibits
Section 31.	Offer and Acceptance
Section 32.	Authority of Parties
Section 33.	Governing Law

EXHIBITS
A	Legal Description of Real Property
A-1	Pictorial Representation of the Real Property
B	Non-Foreign Affidavit of Seller
C	Purchaser’s Termination Notice
D	Warranty Bill of Sale

PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT (the, “Agreement”) is entered as of this 22nd day of September 2009 (the “Effective Date”), between Moreno Marketplace, LLC, a California limited liability company (the “Seller”), and Bill and John Skeffington, as individuals, or any entity to which their obligations are assigned pursuant to the terms set out in Section 17(b) of this Agreement (collectively, the “Purchaser”).
RECITALS
     A. Seller is the owner of that certain real property located at the northwest corner of Cactus Avenue and Moreno Beach Drive, in the City of Moreno Valley (the “City”), county of Riverside (the “County”) and the State of California (the “State”), being comprised of approximately 10.46 gross acres (the “Real Property”; all of which is more particularly described in the attached Exhibit A to this Agreement), as well as Buildings A, B, D, E, F, G and H (individually, a “Building” and collectively, the “Buildings”) which are located on the Real Property and in total comprise approximately 78,079 gross square feet of retail space (collectively, the “Improvements”; all of which are generally shown on Exhibit A-1 to this Agreement). The Real Property and the Improvements shall collectively be referred to in this Agreement as the “Property”.
     B. Purchaser desires to purchase the Property and Seller desires to sell the Property on the terms and conditions in this Agreement.
     NOW THEREFORE, in exchange for the promises, covenants and commitments contained within this Agreement (including, without limitation, those contained within the Recitals), as well as other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties do hereby agree as follows:
AGREEMENT
     Section 1. Definitions
As used in this Agreement, the terms hereafter set forth shall be defined as follows:
     “Agreement” shall be defined to have the meaning contained within the preamble.
     “Assignment of Contracts” is defined in Section 6(a)(vi) hereof.
     “Assignment of Leases” is defined in Section 6(a)(ix) hereof.
     “Business Day” means a calendar day on which banks in the City shall be open to transact business.
     “Cash Payment” is defined in Section 3 hereof.
     “Close of Escrow” is defined in Section 11 hereof.
     “Closing Deadline” is defined in Section 11 hereof.

     “Condition of Title” is defined in Section 6(a)(i) hereof.
     “Conditions Precedent” is defined in Section 6(a) hereof.
     “Deposit” is defined in Section 3 hereof
     “Due Diligence Period” is defined in Section 6(a)(i) hereof.
     “Endorsements” is defined in Section 6(a)(iv) hereof.
     “Environmental Laws” means all federal, state, local, or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, or requirements of any government authority regulating, relating to, or imposing liability or standards of conduct concerning any Hazardous Substance, or pertaining to occupational health or industrial hygiene (and only to the extent that the occupational health or industrial hygiene laws, ordinances, or regulations relate to Hazardous Substances on, under, or about the Property), occupational or environmental conditions on, under, or about the Property, as now or may at any later time be in effect, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) [42 U.S.C.A. §§9601 et seq.]; the Resource Conservation and Recovery Act of 1976 (“RCRA”) [42 U.S.C.A. §§6901 et seq.]; the Clean Water Act also known as the Federal Water Pollution Control Act (“FWPCA”) [33 U.S.C.A. §§1251 et seq.]; the Toxic Substances Control Act (“TSCA”) [15 U.S.C.A. §§2601 et seq.]; the Hazardous Materials Transportation Act (“HMTA”) [49 U.S.C.A. §§1801 et seq.]; the Insecticide, Fungicide, Rodenticide Act [7 U.S.C.A. §§136 et seq.]; the Superfund Amendments and Reauthorization Act [42 U.S.C.A. §§9601 et seq.]; the Clean Air Act [42 U.S.C.A. §§7401 et seq.]; the Safe Drinking Water Act [42 U.S.C.A. §§300f et seq.]; the Solid Waste Disposal Act [42 U.S.C.A. §§6901 et seq.]; the Surface Mining Control and Reclamation Act [30 U.S.C.A. §§1201 et seq.]; the Emergency Planning and Community Right to Know Act [42 U.S.C.A. §§11001 et seq.]; the Occupational Safety and Health Act [29 U.S.C.A. §§655, 657]; the California Underground Storage of Hazardous Substances Act [Health & Safety Code, §§25280 et seq.]; the California Hazardous Substances Account Act [Health & Safety Code, §§25300 et seq.]; the California Hazardous Waste Control Act [Health & Safety Code, §§25100 et seq.]; the California Safe Drinking Water and Toxic Enforcement Act [Health & Safety Code, §§25249.5 et seq.]; the Porter-Cologne Water Quality Act [Water Code, §§13000 et seq.], together with any amendments of or regulations promulgated under the statutes cited above and any other federal, state, or local law, statute, ordinance, or regulation now in effect or later enacted which pertains, to occupational health or industrial hygiene (and only to the extent that the occupational health or industrial hygiene laws, ordinances, or regulations relate to Hazardous Substances on, under, or about the Property), or the regulation or protection of the environment, including ambient air, soil, soil vapor, groundwater, surface water, or land use.
     “Escrow” is defined in Section 11 hereof.
     “Escrow Agent” is defined in Section 11 hereof.
     “Escrow Instructions” is defined in Section 4 hereof.
     “Exceptions” is defined in Section 6(a)(i) hereof.
     “Grant Deed” is defined in Section 12(a)(i) hereof.
     “Hazardous Substances” includes without limitation:
     (a) Those substances included within the definitions of “hazardous substance,” “hazardous waste,” “hazardous material,” “toxic substance,” “solid waste,” or “pollutant or contaminant” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) [42 U.S.C.A. §§9601 et seq.]; the Resource Conservation and Recovery Act of 1976 (“RCRA”) [42 U.S.C.A. §§6901 et seq.]; the Clean Water Act, also known as the Federal Water Pollution Control Act (“FWPCA”) [33 U.S.C.A. §§1251 et seq.]; the Toxic Substances Control Act (“TSCA”) [15 U.S.C.A. §§2601 et seq.]; the Hazardous Materials Transportation Act (“HMTA”) [49 U.S.C.A. §§1801 et seq.] or under any other Environmental Law;
     (b) Those substances listed in the United States Department of Transportation (DOT) Table [49 C.F.R. §172.101], or by the Environmental Protection Agency (EPA), or any successor agency, as hazardous substances [40 C.F.R. Part 302];
     (c) Other substances, materials, and wastes which are or become regulated or classified as hazardous or toxic under federal, state, or local laws or regulations; and
     (d) Any material, waste, or substance which is (i) a petroleum or refined petroleum product, (ii) asbestos, (iii) polychlorinated biphenyl, (iv) designated as a hazardous substance pursuant to 33 U.S.C.A. §1321 or listed pursuant to 33 U.S.C.A. §1317, (v) a flammable explosive, or (vi) a radioactive material.
     “Improvements” is defined in Recital A.
     “Lender” is defined in Section 6(a)(ii) hereof.
     “Lender’s Policy” is defined in Section 6(a)(iv) hereof.
     “Loan” is defined in Section 6(a)(ii) hereof.
     “Loan Commitment” is defined in Section 6(a)(ii) hereof.
     “Loan Documents” is defined in Section 6(a)(iii) hereof.
     “Loan Shortfall” shall mean the sum of Two Million Eight Hundred Fifty Thousand Dollars and No Cents ($2,850,000.00), which is the difference between the Purchase Price less the aggregate of (i) the Deposit; and (ii) the maximum Loan sum of $9,250,000.00 which is set out in Section 6(a)(ii) hereof.
     “Non-Foreign Affidavit” is defined in Section 6(a)(xii) hereof.
     “Operating Statement” is defined in Section 6(a)(xi) hereof.
     “Owner’s Policy” is defined in Section 6(a)(iv) hereof.
     “Personal Property” is defined in Section 6(a)(x) hereof.
     “Preliminary Report” is defined in Section 6(a)(i) hereof.
     “Property” is defined in Recital A.
     “Property Documents” is defined in Section 6(a)(vi) hereof.
     “Purchase Price” is defined in Section 3 hereof.
     “Purchaser” is defined in the preamble.
     “Purchaser’s Certificate” is defined in Section 12(b)(iii) hereof.

     “Purchaser’s Termination Notice” is defined in Section 6(b)(ii) hereof.
     “Real Property” is defined in Recital A.
     “Rent Roll” is defined in Section 6(a)(viii) hereof.
     “Seller” is defined in the preamble.
     “Seller’s Certificate” is defined in Section 12(a)(xii) hereof.
     “Survey” is defined in Section 6(a)(vii) hereof.
     “Tenant Leases” is defined in Section 6(a)(ix) hereof.
     “Tenants” is defined in Section 10 hereof.
     “Title Company” is defined in Section 6(a)(i) hereof.
     “Title Policies” is defined in Section 6(a)(iv) hereof.
     “Warranty Bill of Sale” is defined in Section 6(a)(x) hereof.
     Section 2. Purchase and Sale
     Seller agrees to sell and Purchaser agrees to purchase the Property on the terms and conditions in this Agreement.
     Section 3. Purchase Price
     The purchase price Purchaser shall pay to Seller for ownership of the Property is the sum of Twelve Million Five Hundred Thousand Dollars and No Cents ($12,500,000.00; the “Purchase Price”), which shall be payable as follows:
     (a) Simultaneously with the execution of this Agreement by Purchaser, Purchaser shall deposit with the Escrow Agent the total sum of Four Hundred Thousand Dollars and No Cents ($400,000.00), which deposit shall serve as a good faith deposit (the “Deposit”) against the Purchase Price. If Purchaser has not provided Seller and Escrow Agent with Purchaser’s Termination Notice within seven (7) calendar days after the Effective Date, then in that event one-half (1/2) of the Deposit shall immediately become non-refundable. If Purchaser has not provided Seller and Escrow Agent with Purchaser’s Termination Notice within fourteen (14) calendar days after the Effective Date, then in that event the last one-half (1/2) of the Deposit shall immediately become non-refundable. Should Purchaser provide Seller and Escrow Agent with Purchaser’s Termination Notice before all of the Deposit has become non-refundable and been released to Seller, then in that event the remaining amount of the Deposit that is in the possession of Escrow Agent shall be refundable (less any costs associated with the assessment of fees relating to Purchaser’s cancellation of escrow and title work) and shall be returned to Purchaser after the Escrow is cancelled and all title work has been terminated;
     (b) No later than one day prior to the Close of Escrow, Purchaser shall (i) deposit with the Escrow Agent the full amount of the Loan Shortfall; and (ii) cause the Purchase Price, less the Deposit, to be paid to Escrow Agent, by immediately available certified or wired funds, which shall be in the form of cash or a loan that Purchaser shall theretofore have secured from a third-party lender. In addition, at the Close of Escrow the Escrow Agent shall apply the full amount of the Deposit toward the Purchase Price; and
     (c) In the event Seller defaults hereunder, and thereafter fails to cure said default, then notwithstanding any provision herein to the contrary, the full amount of the Deposit plus all interest thereon shall be returned to Purchaser.
     Section 4. Deposit
     Escrow Agent shall be instructed to hold the Deposit in an interest-bearing account generally utilized by Escrow Agent for such purposes. The Deposit shall be applied to the Purchase Price upon the Close of Escrow. If Escrow does not close because Purchaser fails to perform any of its obligations under this Agreement, and Seller is not otherwise in default, Escrow Agent shall deliver the Deposit and all interest to Seller as liquidated damages pursuant to the provisions set out in Section 5. If Escrow does not close because Purchaser has delivered to Escrow Agent and Seller a Termination Notice prior to the end of the Due Diligence Period, then in that event Escrow Agent shall deliver that portion of the Deposit, without demand, deduction, or offset (other than for any non-refundable portions already released to Seller, and any Escrow or title costs owing by Purchaser), to Purchaser following Escrow Agent’s receipt of Purchaser’s Termination Notice. Within five (5) days of Seller’s execution of this Agreement, Escrow Agent agrees to provide Purchaser and Seller with their general escrow instructions which both Purchaser and Seller do hereby agree to execute and deliver to Escrow Agent consistent with the terms of this Agreement (the “Escrow Instructions”). Purchaser and Seller do further agree to provide Escrow Agent with any other information, documents, or instruments that the Escrow Agent reasonably requires.
     Section 5. Liquidated Damages
     IF THIS TRANSACTION DOES NOT CLOSE BECAUSE OF DEFAULT BY PURCHASER, AND SELLER IS NOT OTHERWISE IN DEFAULT, SELLER SHALL BE ENTITLED TO THE FULL AMOUNT OF THE DEPOSIT, WHICH PAYMENT SHALL BE DEEMED TO BE LIQUIDATED DAMAGES. THE PARTIES AGREE THAT IF PURCHASER DEFAULTS AND SELLER IS NOT OTHERWISE IN DEFAULT OR IF IN DEFAULT THEREAFTER PERFECTS A CURE OF THE DEFAULT, SELLER’S ACTUAL DAMAGES WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE AND THE AMOUNT OF THE DEPOSIT IS THE BEST ESTIMATE OF THE DAMAGES SELLER WOULD SUFFER. ACCORDINGLY, THE AMOUNT OF THE DEPOSIT SHALL BE THE TOTAL AMOUNT SELLER IS ENTITLED TO RECEIVE AS LIQUIDATED DAMAGES. SELLER SHALL HAVE NO RIGHT TO ADDITIONAL DAMAGES, AND SELLER WAIVES ALL RIGHT TO AN ACTION FOR SPECIFIC PERFORMANCE OF THIS AGREEMENT. THE PARTIES WITNESS THEIR AGREEMENT TO THIS LIQUIDATED DAMAGES PROVISION BY INITIALING THIS SECTION 5.

Initials of Seller	Initials of Purchaser
     Section 6. Conditions Precedent
     (a) Conditions Precedent to Closing. Purchaser’s obligation to purchase the Property from Seller is subject to the following conditions precedent (collectively, the “Conditions Precedent”), each of which are for Purchaser’s benefit only:

     (i) Title. Within seven (7) calendar days from the Seller’s execution of this Agreement, Seller shall cause the Title Company (as hereinafter defined) to provide Purchaser, at Seller’s expense, with a preliminary title report for the Real Property (the “Preliminary Report”), which Preliminary Report shall be issued by Orange Coast Title Company, whose offices are located at 3536 Concours Avenue, Suite 120, Ontario, California 91764 (the “Title Company”; attention Ms. Helen Johnson), together with copies of all exceptions and the documents supporting the exceptions (collectively, the “Exceptions”) in the Preliminary Report. Within fourteen (14) calendar days after the Effective Date (said period commencing on the Effective Date and ending on the fourteenth (14th) calendar day thereafter being herein defined as the “Due Diligence Period”), Purchaser shall review the Preliminary Report and approve or disapprove of the condition of the title reflected in the Preliminary Report (the “Condition of Title”), which approval or disapproval must be in a writing which shall be received by Seller and Escrow Agent prior to the end of the Due Diligence Period. Should both the Escrow Agent and Seller not actually receive Purchaser’s written approval or disapproval of the Preliminary Report prior to the end of the Due Diligence Period, said non-receipt shall be deemed to be Purchaser’s acceptance of the Property, and Purchaser does hereby expressly waive any and all rights it may otherwise have or had to cancel the Escrow from and after that point in time for any reason whatsoever that is associated with title to the Real Property. If Purchaser’s notice of disapproval of the Condition of Title is received by both Seller and Escrow Agent prior to the end of the Due Diligence Period, in that event Seller shall have the right to either (a) terminate the escrow, cancel the title request and direct the Escrow Agent to return the Deposit to Purchaser, or (b) elect to try and modify the Condition of Title so as to eliminate the reason for Purchaser’s disapproval of the Condition of Title. If Seller elects to pursue the right granted in subparagraph (b), above, Seller shall have thirty (30) calendar days to perfect that change and the Close of Escrow shall be moved, on a day-for-day basis, to allow for that action. Notwithstanding anything else to the contrary within this Agreement, after the date on which the Seller executes this Agreement, Seller shall not alter the Condition of Title without the express written consent of Purchaser.
     (ii) Financing. Prior to the end of the Due Diligence Period, Purchaser shall have received, and shall provide the Escrow Agent and Seller with legible copies of, a loan commitment (the “Loan Commitment”) from a lender that shall have been selected by Purchaser in its sole discretion (the “Lender”), and which Loan Commitment shall expressly state that the Lender will, at the Close of Escrow, be ready, willing and able to fund up to a maximum of Nine Million Two Hundred Fifty Thousand Dollars and No Cents ($9,250,000.00) of the Purchase Price (the “Loan”). Purchaser shall be responsible for paying, in addition to the Deposit, the Loan Shortfall, to Seller, in cash at Closing. If Purchaser fails to deliver said Loan Commitment to Seller and Escrow Agent prior to the end of the Due Diligence Period, said non-delivery shall be deemed to be Purchaser’s disapproval of the Property and Escrow Agent shall thereupon immediately terminate the Escrow and the Deposit shall be handled as provided for in Section 3.
     (iii) Financing Documents. On or before the Close of Escrow, Purchaser shall have received loan documents in connection with the Loan (the “Loan Documents”) in a form and of a substance that is reasonably satisfactory to Purchaser.

     (iv) Title Policies. On or before the Close of Escrow, Purchaser shall have received evidence that the Title Company is ready, willing, and able to issue, upon payment of Title Company’s regularly scheduled premium, (A) an American Land Title Association (ALTA) standard owner’s policy of title insurance, without survey (the “Owner’s Policy”) in the face amount of the Purchase Price, and (B) an American Land Title Association (ALTA) lender’s policy of title insurance (the “Lender’s Policy” and together with the Owner’s Policy, collectively, the “Title Policies”) in the original principal amount of the Loan, each with the endorsements Purchaser and Lender may respectively require (collectively, the “Endorsements”), showing title to the Property vested in Purchaser, subject only to the Condition of Title, the lien of real property taxes for the current fiscal year not yet due or payable, the lien of the Loan Documents, and the standard preprinted exceptions and stipulations of the Title Policies. The cost for any and all Endorsements shall be billed to and paid in full by Purchaser, without any right of off-set, deduction or credit from the Purchase Price or any payment from Seller.
     (v) Physical Condition of the Property. Within the Due Diligence Period, Purchaser shall review and approve or disapprove of the physical condition of the Property, providing both Escrow Agent and Seller with a writing setting out Purchaser’s approval or disapproval of the Property’s condition. In the event Escrow Agent and Seller do not actually receive Purchaser’s written approval or disapproval of the Property’s condition prior to the end of the Due Diligence Period, said non-receipt shall be deemed to be Purchaser’s acceptance of the Property, and Purchaser does hereby expressly waive any and all rights it may otherwise have, or have had, to cancel the Escrow from and after that point in time for any reason whatsoever. Seller shall not cause the physical condition of the Property to materially deteriorate or change after the date of the inspection, normal wear and tear excepted, without the prior written consent of Purchaser.
     (vi) Property Documents. Within three (3) calendar days of this Agreement, Seller shall deliver to Purchaser copies of all permits, soils reports, licenses, maintenance contracts, utility contracts, operating contracts, management contracts, service contracts, and other contracts pertaining to the Property that are still in effect as to the Property as of that day, together with any amendments or modifications (collectively, the “Property Documents”). Prior to the end of the Due Diligence Period, Purchaser shall review each Property Document, providing both Escrow Agent and Seller with a writing setting out Purchaser’s approval or disapproval of the Property Documents. In the event Escrow Agent and Seller do not actually receive the Purchaser’s written approval or disapproval of the Property Documents prior to the end of the Due Diligence Period, said non-receipt shall be deemed to be Purchaser’s acceptance of the Property Documents, and Purchaser does hereby expressly waive any and all rights it may otherwise have or had to cancel the Escrow from and after that point in time for any reason whatsoever. Should Purchaser approve, or be deemed to have approved, of the Property Documents, then in that event at the Close of Escrow (a) Seller shall assign to Purchaser all of Seller’s rights and remedies under the Property Documents which Purchaser indicates in writing to Seller that Purchaser wishes to assume, to the extent assignable, pursuant to an assignment of contracts, warranties and other intangible property rights agreement; and (b) Purchaser shall assume all of the obligations and duties owing from Seller under the Property Documents (the “Assignment of Contracts”), which Assignment of Contracts shall be in a form and of a substance that is reasonably satisfactory to both Seller and Purchaser. With respect to Property Documents that are not assigned to

Purchaser, Seller shall terminate those Property Documents by delivering notices of Purchaser’s election to terminate to those affected contracting parties.
     (vii) Survey. Purchaser shall have the right to commission a licensed third-party to prepare an as-built survey of the Property (the “Survey”) prior to the Close of Escrow, provided that in doing so the attainment of the Survey does not delay or otherwise extend the Close of Escrow date set out in Section 11 of this Agreement. Notwithstanding Purchaser’s right to commission a Survey of the Property, if Purchaser shall elect to so act, all costs and expenses that are in any way related (directly or indirectly) to such Survey shall be paid for solely by Purchaser, without any right of off-set, deduction or credit from the Purchase Price or any payment from Seller.
     (viii) Rent Roll. Within three (3) calendar days after the Seller’s execution of this Agreement, Seller shall deliver to Purchaser a current rent roll (the “Rent Roll”) for the Property listing each tenant at the Property, along with the (a) name of each tenant, (b) unit or suite occupied by each tenant, (c) monthly rent owing from each tenant, (d) amount of each tenants’ deposit, (e) amount of any prepaid rent made by any tenant, and (f) term of each tenants’ lease. Prior to the end of the Due Diligence Period, Purchaser shall review and approve or disapprove of the Rent Roll. Should both the Escrow Agent and Seller not actually receive Purchaser’s written approval or disapproval of the Rent Roll prior to the end of the Due Diligence Period, said non-receipt shall be deemed to be Purchaser’s acceptance of the Rent Roll, and Purchaser does hereby expressly waive any and all rights it may otherwise have or had to cancel the Escrow from and after that point in time for any reason whatsoever.
     (ix) Tenant Leases. Within three (3) calendar days after the date of Seller’s execution of this Agreement, Seller shall deliver to Purchaser copies of all tenant leases, including any amendments and modifications (collectively, the “Tenant Leases”). Prior to the end of the Due Diligence Period, Purchaser shall review and approve or disapprove of the Tenant Leases. Should both the Escrow Agent and Seller not actually receive Purchaser’s written approval or disapproval of the Tenant Leases prior to the end of the Due Diligence Period, said non-receipt shall be deemed to be Purchaser’s acceptance of the Tenant Leases, and Purchaser does hereby expressly waive any and all rights it may otherwise have or had to cancel the Escrow from and after that point in time for any reason whatsoever that is related to the Tenant Leases. On or as of the Close of Escrow, Seller shall assign all of Seller’s rights, remedies arising under the Tenant Leases, including the right to any security deposits and prepaid rent, to Purchaser, and Purchaser shall assume all of Seller’s duties and obligations arising in relation to the Tenant Leases, pursuant to an assignment and assumption of leases and security deposits (the “Assignment of Leases”) in a form and of a substance that is reasonably satisfactory to both Seller and Purchaser.
     (x) Warranty Bill of Sale. On or as of the Close of Escrow, Seller shall deliver to Purchaser a warranty bill of sale (the “Warranty Bill of Sale”), by which Seller shall be deemed to have transferred to Purchaser any and all personal property that is, as of the Close of Escrow, owned by Seller and in service solely related for the operation of the Property (the “Personal Property”). Said Warranty Bill of Sale shall be in the form set out in the attached Exhibit D.

     (xi) Operating Statement. Within three (3) calendar days from the date of the Seller’s execution of this Agreement, Seller shall deliver to Purchaser an unaudited operating statement for the Property for the period of January 1, 2009 through August 31, 2009 (the “Operating Statement”). Prior to the end of the Due Diligence Period, Purchaser shall review and approve or disapprove of the Operating Statement. Should both the Escrow Agent and Seller not actually receive Purchaser’s written approval or disapproval of the Operating Statement prior to the end of the Due Diligence Period, said non-receipt shall be deemed to be Purchaser’s acceptance of the Operating Statement, and Purchaser does hereby expressly waive any and all rights it may otherwise have or had to cancel the Escrow from and after that point in time for any reason whatsoever.
     (xii) Non-Foreign Affidavit. On or before the Close of Escrow, Seller shall deliver to Escrow Agent the Non-Foreign Affidavit (the “Non-Foreign Affidavit”) in the form of attached Exhibit B, executed by a duly authorized member of the Seller.
     (xiii) Seller’s Obligations. The performance by Seller of every covenant, condition, agreement, and promise to be performed by Seller pursuant to this Agreement.
     (xiv) Seller’s Representations. The truth and accuracy of all Seller’s representations and warranties that are expressly set out in this Agreement, with the express qualification and acknowledgement by Purchaser, that if a Seller’s statement expresses that it is “unaudited” or is being made as to an “approximate” or “estimated” amount, or is being made “in the Seller’s belief”, or is being made to the “best of Seller’s knowledge”, or contains any words of similar import or effect, then in those events Seller shall not be held liable for any inaccuracies relating to such statements, absent Purchaser’s actual proof of Seller’s actual knowledge thereof.
     (b) Failure of Conditions Precedent. Subject to Purchaser’s rights in Section 11 hereof, if any of the Conditions Precedent have not been fulfilled within the applicable time periods or if Purchaser expressly disapproves, in writing, of any Conditions Precedent pursuant to this Section 6, matters for which Purchaser’s approval is required, or Seller defaults in its obligations hereunder, Purchaser may do any one (1) of the following:
     (i) Waive and Close. Waive the condition or disapproval or default and close Escrow in accordance with this Agreement, without adjustment or abatement of the Purchase Price; or
     (ii) Terminate. Terminate this Agreement by written notice to Seller and to Title Company (“Purchaser’s Termination Notice”) in the form shown on the attached Exhibit C, and Seller shall be solely responsible for any escrow or title costs associated with such termination.
          Notwithstanding the above two (2) options, should Purchaser, by its inaction, be deemed to have waived any of its rights as to any of the Conditions Precedent, then in that event Purchaser shall also be deemed to have elected the waiver and closing provision set out in Section 6(b)(i).

     Section 7. Representations and Warranties
     A.     Seller represents and warrants to Purchaser that as of the Close of Escrow:
     (a) Disclosure. Seller has disclosed to Purchaser all material documents concerning the Property that is in Seller’s actual possession; provided, however, in doing so Seller advises Purchaser that Seller is making no representations or warranties as to the completeness or accuracy of said materials, and Purchaser acknowledges and agrees that Purchaser shall make its own independent review of said materials and will subsequently make its own determination as to whether or not to acquire the Property based solely upon its own investigation and analyses.
     (b) Title.
     (i) Ownership. Seller is the legal and equitable owner of the Property, with full right to convey the Property to Purchaser, subject to the approval of KeyBank National Association (“KeyBank”), Seller’s lender in relation to the Property.
     (ii) Encumbrances. The Property is free and clear of all liens, encumbrances, claims, rights, demands, easements, leases, agreements, covenants, conditions, and restrictions of any kind, except for (A) the Exceptions, (B) the Tenant Leases and (C) the debt owing to KeyBank.
     (c) Consents and Releases. As of the Close of Escrow Seller shall have obtained all required consents, releases, and permissions from KeyBank that may be required to convey to Purchaser good and marketable title to the Property.
     (d) Authority. This Agreement and any applicable documents that are contained herein as exhibits (i) have been duly authorized, executed, and delivered by Seller; (ii) are binding obligations of Seller; (iii) to the best of Seller’s knowledge are sufficient to transfer all of Seller’s rights to the Property, Property Documents, Tenant Leases and Personal Property; and (iv) once approved by KeyBank do not violate the provisions of any agreement to which Seller is a party or which directly affects the Property. Seller further represents that it is a limited liability company that was duly organized and exists under the laws of the State, with its principal place of business in the County.
     (e) Foreign Investment Real Property Tax Act. Seller is not a “foreign person” within the meaning of 26 U.S.C.A. §1445(f)(3).
     (f) Toxic or Hazardous Waste. To the best of Seller’s present knowledge, without having conducted any investigation of its own, the Property is free from Hazardous Substances and is not in violation of any Environmental Laws.
     (g) Leases. The Rent Roll delivered to Purchaser by Seller is correct as of the Effective Date and conforms to the Tenant Leases, but cautions Purchaser of the need for the Purchaser to conduct its own independent review of the Tenant Leases to make its own determination as to the accuracy of the Rent Roll.
     B.      Purchaser represents and warrants to Seller that as of the Effective Date, and again as of the Close of Escrow:

     (a) Consents and Releases. As of the Close of Escrow Purchaser shall have obtained all required consents, releases, and permissions from any persons and/or entities that may be required to accept title to the Property.
     (b) Authority. This Agreement and any applicable documents that are contained herein as exhibits (i) have been duly authorized, executed, and delivered by Purchaser; (ii) are binding obligations of Purchaser; and (iii) are sufficient in form and content to assume all of Seller’s duties and obligations arising therefrom which shall survive the Close of Escrow, including, without limitation, the Property Documents, the Tenant Leases and the Personal Property
     (c) Buyer’s Release of Seller. Except for the express covenants, representations and warranties of Seller set forth in this Agreement, Purchaser, from and after the Close of Escrow, hereby waives, releases, remises, acquits and forever discharges the Seller and Seller’s officers, directors, members, and employees (collectively, “Seller’s Representatives”) of and from any and all actions, suits, legal or administrative orders or proceedings, demands, actual damages, punitive damages, loss, costs, liabilities and expenses, which concern or in any way relate to the Property, Tenant Leases, Property Documents and/or Personal Property, whether existing prior to, at or after such Close of Escrow, including, without limitation, matters relating to the condition of title to the Property, zoning, compliance of the Property, the release or threatened release of Hazardous Materials therefrom, the condition of such Property, the development or use of the Property; any slope failure or subsurface geologic or groundwater condition; the design, construction, engineering or other work with respect to the Buildings; or any act or omission by Seller or Seller’s Representatives in connection with the Property, Tenant Leases, Property Documents and/or Personal Property, excepting, however, the proven fraud of Seller or Seller’s Representatives. It is the intention of the parties pursuant to this release that any and all responsibilities and obligations of Seller, and any and all rights, claims, rights of action, causes of action, demands or legal rights of any kind of Purchaser, its successors, assigns or any affiliated entity of Purchaser, arising by virtue of the Property, the Tenant Leases, the Property Documents and/or the Personal Property, whether existing prior to, at or after the Close of Escrow, are by this release provision declared null and void and of no present or future force and effect as to the parties. In connection with the above release, Purchaser expressly agrees to waive any and all rights which said party may have under Section 1542 of the California Civil Code which provides as follows:
          “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
     Section 8. Indemnification
     Purchaser and Seller shall indemnify, defend, and hold the other harmless from any and all liabilities, losses, and claims for damages, including without limitation, costs and reasonable attorney’s fees, arising directly from a breach of their express covenants that are contained within this Agreement and are expressly stated to survive the Close of Escrow.

     Section 9. Covenants
     Purchaser and Seller hereby covenant as follows:
     (a) Brokers. Other than Grubb & Ellis Company (the “Broker”), neither Purchaser, nor Seller, has not hired any broker or other finder in relation to Purchaser’s acquisition of the Property, and in light of that statement each of them does hereby agree to indemnify, defend, and hold the other harmless from any and all losses, costs, and expenses, including but not limited to attorney’s fees and court costs, resulting from any fee or commission claim by any broker or finder, other than the Broker, claiming through said party. Broker’s potential for compensation shall be set out in a separate agreement and any compensation which Seller may agree is owing to Broker at the Close of Escrow shall be deducted from the proceeds otherwise owing to Seller at such Closing.
     (b) Tenant Leases. From and after the Effective Date, or such earlier date as Purchaser shall approve of the Property, in writing to both Escrow Agent and Seller, Seller agrees that it shall not modify, cancel, or amend any Tenant Lease, or enter into any new Tenant Lease without Purchaser’s prior written approval, which approval shall not be unreasonably withheld, delayed or denied.
     (c) Litigation. From and after the Effective Date, Seller shall verbally notify Purchaser of any lawsuits that are on or after that date served on Seller by any person or entity as against the Property.
     (d) Purchaser’s Disclaimer. The Property and the fixtures and personal property contained therein, if any, are not new, and have been subject to normal wear and tear. Purchaser understands and covenants that Seller makes no express or implied warranty with respect to the condition of any of the Property, fixtures or Personal Property. Purchaser further covenants that Seller has made no oral or written representation regarding the age of the Improvements, the size and square footage of the parcel or any Building, or the location of any Property line, and that any apparent boundary line indicators such as driveways, fences, hedges, walls, or other barriers may not represent the true boundary lines, which only a surveyor can accurately determine. Purchaser does still further covenant that if any of these issues are important to its decision to purchase the Property, then Purchaser hereby agrees that it shall independently investigate the Property and Personal Property. Purchaser acknowledges that it has not relied upon any representations by Seller with respect to the condition, status or any other aspect of the Property or the Personal Property, or the status of permits, zoning, or code compliance in relation to the Property. Purchaser hereby expressly agrees that it shall independently satisfy itself, through whatever means it deems to be necessary, concerning each and all of these issues.
     Section 10. AS-IS, WHERE-IS Provision
          Purchaser’s Acknowledgement as to the AS-IS, WHERE-IS nature of the Sale.
          PURCHASER HEREBY EXPRESSLY ACKNOWLEDGES THAT, DURING THE DUE DILIGENCE PERIOD, IT WILL HAVE AMPLE OPPORTUNITY TO FULLY INSPECT, EXAMINE, STUDY AND ANALYZE TO ITS SATISFACTION ALL ASPECTS OF THE PROPERTY AND PERSONAL PROPERTY, INCLUDING, WITHOUT LIMITATION, (I) THE SUITABILITY OR CONDITION OF THE PROPERTY FOR ANY PURPOSE OR ITS FITNESS FOR ANY PARTICULAR USE, (II) THE PROFITABILITY AND/OR FEASIBILITY OF OWNING, OPERATING AND/OR IMPROVING THE

PROPERTY, (III) THE PHYSICAL CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE CURRENT OR FORMER PRESENCE OR ABSENCE OF ENVIRONMENTAL HAZARDS OR HAZARDOUS MATERIALS, ASBESTOS, RADON GAS, UNDERGROUND STORAGE TANKS, ELECTROMAGNETIC FIELDS, OR OTHER SUBSTANCES OR CONDITION WHICH MAY AFFECT THE PROPERTY OR ITS CURRENT OR FUTURE USES,
HABITABILITY, VALUE OR DESIRABILITY, (IV) THE RENTALS, INCOME, COSTS OR EXPENSES THEREOF, (V) THE NET OR GROSS ACREAGE, USABLE OR UNUSABLE, CONTAINED THEREIN, (VI) THE ZONING OF THE PROPERTY, (VII) THE CONDITION OF TITLE, (VIII) THE COMPLIANCE BY THE PROPERTY WITH APPLICABLE LAWS, CODES, RULES AND REGULATIONS, INCLUDING, WITHOUT LIMITATION, ZONING LAWS, BUILDING CODES AND ENVIRONMENTAL AND SIMILAR LAWS, GOVERNING OR RELATING TO ENVIRONMENTAL HAZARDS OR HAZARDOUS MATERIALS, ASBESTOS, RADON GAS, UNDERGROUND STORAGE TANKS, ELECTROMAGNETIC FIELDS, OR OTHER SUBSTANCES OR CONDITION WHICH MAY AFFECT THE PROPERTY, (IX) WATER OR UTILITY AVAILABILITY OR USE RESTRICTIONS, (X) GEOLOGIC/SEISMIC CONDITIONS, SOIL AND TERRAIN STABILITY OR DRAINAGE, (XI) SEWER, SEPTIC AND WELL SYSTEMS AND COMPONENTS, (XII) OTHER NEIGHBORHOOD OR PROPERTY CONDITIONS, INCLUDING, WITHOUT LIMITATION, PROXIMITY AND ADEQUACY OF LAW ENFORCEMENT AND FIRE PROTECTION, CRIME STATISTICS, NOISE OR ODOR FROM ANY SOURCES, LANDFILLS, PROPOSED FUTURE DEVELOPMENTS, AND (XIII) ANY OTHER PAST, PRESENT OR FUTURE MATTER RELATING TO THE PROPERTY WHICH MAY AFFECT THE PROPERTY OR ITS CURRENT OR FUTURE USE, HABITABILITY, VALUE OR DESIRABILITY. ON THE BASIS OF SUCH OPPORTUNITY AND TO INDUCE SELLER TO ENTER INTO THIS AGREEMENT WITH PURCHASER, PURCHASER REPRESENTS AND WARRANTS TO SELLER THAT, (1) PURCHASER IS RELYING SOLELY ON PURCHASER’S OWN INVESTIGATION OF THE PROPERTY AND PERSONAL PROPERTY, AND ITS REVIEW OF SUCH INFORMATION AND DOCUMENTATION (INCLUDING, WITHOUT LIMITATION, THE PROPERTY DOCUMENTS) IN DETERMINING WHETHER OR NOT TO PURCHASE THE PROPERTY AND PERSONAL PROPERTY, (2) ANY AND ALL INFORMATION MADE AVAILABLE TO PURCHASER OR PROVIDED OR TO BE PROVIDED BY OR ON BEHALF OF SELLER WITH RESPECT TO THE PROPERTY AND/OR PERSONAL PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION, AND (3) EXCEPT AS MAY BE EXPRESSLY SET FORTH TO THE CONTRARY ELSEWHERE WITHIN THIS AGREEMENT, SELLER DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY OR PERSONAL PROPERTY, OR ANY RELATED MATTERS INCLUDING, BUT NOT LIMITED TO, THE MATTERS REFERENCED IN THIS SECTION, AND

THAT THE PROPERTY AND PERSONAL PROPERTY IS BEING SOLD TO PURCHASER, AND THAT PURCHASER IS ACCEPTING THE PROPERTY AND PERSONAL PROPERTY IT THEIR RESPECTIVE AND COLLECTIVE “AS IS”, “WHERE-IS” CONDITION, WITHOUT ANY REPRESENTATIONS OR WARRANTIES OF ANY TYPE OR KIND FROM SELLER. IN THIS REGARD, PURCHASER ALSO ACKNOWLEDGES THAT, DUE TO ITS PREVIOUS REAL ESTATE EXPERIENCE, IT IS KNOWLEDGEABLE ABOUT THE EFFECT AND IMPACT OF AN “AS IS”, “WHERE-IS” CLAUSE SUCH AS SET FORTH IN THIS SECTION 10, AND IS INSERTING ITS INITIALS, BELOW, IN ACKNOWLEDGEMENT OF ALL THE STATEMENTS CONTAINED WITHIN THIS SECTION 10.

Seller’s Initials	Purchaser’s Initials
     Section 11. Escrow
     Upon Seller’s execution of this Agreement, Seller shall establish an escrow for the sale of the Property to Purchaser (the “Escrow”) at the office of Orange Coast Title Company, whose office is located at 3536 Concours Avenue, Suite 120, Ontario, California 91764 (the “Escrow Agent”) attention Ms. Irene Genders, whose contact numbers are (a) telephone — 909-987-5433; (b) facsimile — 909-297-2547. If the Escrow Agent is unwilling or unable to perform, Seller shall designate another escrow agent. Upon (i) the Grant Deed being submitted for recordation by the Escrow Agent and/or Title Company, and (ii) the Purchase Price (including the Deposit) being confirmed as having been received by Seller via wire transfer, the occurrence of said events shall be defined as being the “Close of Escrow”, and the Escrow Agent and Title Company shall perform all other tasks required of them as a result of the Close of Escrow. Unless Seller shall otherwise expressly provide to the contrary through a subsequent writing which Seller shall deliver to both the Escrow Agent and Purchaser, the Close of Escrow shall occur on the Business Day that is five (5) days after the end of the Due Diligence Period (said date being defined as, the “Closing Deadline”). Should Escrow not Close by the Closing Deadline due to Purchaser’s default or inactions, then in that event Seller alone shall have the option to either (x) extend the Escrow for such period of time as is necessary to perfect the Close, or (y) terminate the Escrow and, so long as Seller is not then in default under this Agreement, pursuant to a writing that Purchaser shall have theretofore delivered to both the Escrow Agent and Seller advising of such Seller’s default, in which event the Deposit shall be deemed to be Liquidated Damages in accordance with the provisions set out in Section 5 of this Agreement.
     Section 12. Closing Funds
     On or before Close of Escrow, Seller and Purchaser shall deposit with Escrow Agent the following documents and funds and Escrow Agent shall close Escrow as follows:
     (a) Seller’s Deposits. Seller shall deposit with Escrow Agent the following:
     (i) Deed. The original executed and acknowledged Grant Deed conveying the Property to Purchaser (the “Grant Deed”);
     (ii) Non-Foreign Affidavit. The original Non-Foreign Affidavit executed by Seller;

     (iii) Property Documents. The originals of all Property Documents;
     (iv) Assignment of Contracts. The original Assignment of Contracts;
     (v) Assignment of Leases. The original Assignment of Leases;
     (vi) Warranty Bill of Sale. The original Warranty Bill of Sale;
     (vii) Tenant Leases. The original Tenant Leases;
     (viii) Escrow Instructions. The Escrow Instructions executed by Seller; and
     (ix) Additional Documents. Any other documents or funds required of Seller to in order to close Escrow in accordance with this Agreement.
     (b) Purchaser’s Deposits. On or before the Close of Escrow, Purchaser shall deposit with Escrow Agent the following:
     (i) Deed of Trust. Any deed of trust Purchaser may need to have recorded in order to perfect the interests of the Lender pursuant to the transaction that is described within this Agreement.
     (ii) Cash Payment. Cash in the amount of the Purchase Price, less the proceeds from any Loan. The sum paid into Escrow by the Purchaser shall include the Loan Shortfall sum;
     (iii) Closing Costs. Additional cash in the amount necessary to pay Purchaser’s share of closing costs, as set forth in Section 13 hereof;
     (iv) Escrow Instructions. The Escrow Instructions executed by Purchaser; and
     (v) Additional Documents. Any other documents or funds required of Purchaser to close Escrow in accordance with this Agreement.
Section 13. Closing Costs
     (a) Seller’s Costs. Seller shall pay the title insurance premium for (i) a standard American Land Title Association standard owner’s policy of title insurance, without a survey or any endorsements of any kind; (ii) one-half (1/2) of the Title Company’s fees in relation to the Escrow; (iii) all of the real property transfer taxes and documentary transfer taxes payable upon recordation of the Grant Deed; and (iv) any sales, use, and ad valorem taxes connected with the Close of Escrow.
     (b) Purchaser’s Costs. Purchaser shall pay (i) one-half (1/2) of Title Company’s fees in any way relating to the Escrow; (ii) the title insurance premium for the Lender’s Policy, including any and all endorsements; (iii) the additional cost of the title insurance premium for a Survey, extended owner’s policy of title insurance, and/or any endorsements of any kind; and (iv) the costs of recording any deed of trust associated with a Loan.
     (c) Loan Costs. Purchaser shall pay all costs of any kind and amount relating to the Loan Commitment and the Loan, including without limitation, all fees (including attorneys’ fees), costs, and points. Purchaser’s costs and fees in relation to this provision shall not be limited in any manner, nor shall the cost of such costs and/or fees be justification for Purchaser’s disapproval of the Property during the Due Diligence Period.
     Section 14. Prorations
     The following receipts, income, debts and expenses are to be prorated between the Seller and Purchaser as of the Close of Escrow, as follows:
     (a) Current Rent. Current rent shall be prorated as of the Close of Escrow when and as collected.
     (b) Rent Arrears. Seller shall assign the rent arrearages to Purchaser, Purchaser hereby agrees that it shall then pay rent such arrearages to Seller when and as collected, less Purchaser’s reasonable and detailed out-of-pocket collection charges.
     (c) Security Deposits. Security deposits paid by tenants shall be fully credited to Purchaser as of the Close of Escrow.
     (d) Utility Charges. Purchaser will cause all utility and water meters to be read on the date of the Close of Escrow, and will provide Seller and Escrow Holder with a copy of whatever writing those utility providers may give to Purchaser to verify that such utilities have been turned off in the name of Seller and turned on in the name of Purchaser as of the Close of Escrow. Provided that Purchaser acts in accordance with the above requirements of this Section 14(d), then in that event Seller shall be responsible for the cost of all utilities and water used prior to the Close of Escrow.
     (e) Other Prorations. Liability for real property taxes, assessments, Property operation expenses, insurance premiums, to the extent Purchaser elects to retain them at the actual pay-rate, and other recurring costs shall be prorated as of the Close of Escrow.
     Section 15. Investigations
     Prior to the end of the Due Diligence Period, Purchaser shall have the right to conduct any investigations of the Property as Purchaser desires, including without limitation, soils conditions, engineering, and accessibility. Purchaser shall indemnify, defend, and hold Seller harmless from all liabilities, costs, and expenses resulting from Purchaser’s and/or agents or representatives of Purchaser’s, investigations, studies and tests regarding the Property and/or Personal Property. If Purchaser disturbs the physical condition of the Property, and Escrow does not close due to Purchaser’s election or default, Purchaser shall restore the Property, at its sole cost and expense, to the condition existing prior to Purchaser’s disturbing of the Property. The provisions of this Section 15 shall survive the Close of Escrow or any termination of the Escrow and shall be fully enforceable as against the Purchaser and all persons and entities who make up the Purchaser, without qualification or limitation of any nature.
     Section 16. Further Assurances
     Whenever requested by the other party, each party shall execute, acknowledge, and deliver any further conveyances, assignments, confirmations, satisfactions, releases, approvals, consents, and any other instruments and documents as the Escrow Agent may deem to be necessary, expedient, or proper, to complete any conveyance, transfer, sale, or assignment contemplated by this Agreement. Each party does further agree to do any other acts and to execute, acknowledge, and deliver any documents the Escrow Agent may require in order to carry out the intent and purposes of this Agreement.

     Section 17. Assignment
     (a) Seller’s Right to Assign. Seller shall have the right, power and authority to assign this Agreement or any portion of this Agreement, or to delegate any duties or obligations arising under this Agreement, voluntarily, involuntarily, or by operation of law, without Purchaser’s prior written consent, so long as such actions are being directed by KeyBank. Other than as required by KeyBank, Seller shall not have the right to do any of the things noted in this Section 17(a), without the prior written consent of Purchaser.
     (b) Purchaser’s Right to Assign. Except as otherwise provided in this Agreement, Purchaser shall have no right, power, or authority to assign this Agreement or any portion of this Agreement or to delegate any duties or obligations arising under this Agreement, voluntarily, involuntarily or by operation of law, except as may be expressly provided for in this Section 17(b), without the Seller’s prior written consent, which may be granted or denied in Seller’s sole discretion. Notwithstanding this provision, Seller does hereby agree to cooperate with Purchaser in consummating this sale as a part of any Internal Revenue Code Section 1031 exchange transaction to which the Purchaser may be a party; provided that if Seller is called on to so act, Purchaser does hereby further agree that in so acting (i) Seller shall not incur any costs or expenses of any kind, Purchaser hereby covenanting and agreeing to have all such costs paid for, directly by Purchaser as they are incurred, and (ii) the Close of Escrow shall not be delayed, nor shall the Closing Deadline be extended, in any manner whatsoever. Purchaser shall also have the right to assign this Agreement to an entity in which the Purchaser owns more than fifty percent (50.0%), or is directly controlled by Purchaser.
     Section 18. Successors and Assigns
     Without waiver of the provisions of Section 17 hereof, all of the rights, benefits, duties, liabilities, and obligations of the parties shall inure to the benefit of, and be binding upon, their respective successors and assigns.
     Section 19. Notices
     All notices to be given under this Agreement shall be in writing and mailed postage prepaid by certified or registered mail, return receipt requested, or by personal delivery (albeit by overnight mail via a reputable regional overnight mail carrier, or otherwise) to the address indicated below or at other places designated by Purchaser or Seller in a written notice given to the other. Notices shall be deemed served on the earlier of: (a) four (4) days after the date of mailing, or (b) upon personal delivery.

To Purchaser:	Bill and John Skeffington

Attn: Mr.
Telephone: (714) 540-1700
Facsimile: (714) 540-1709

To Seller:	Moreno Marketplace, LLC
1809 Excise Avenue, Suite #208
Ontario, California 91761
Attn: Chief Legal Officer
Telephone: (909) 544-5000
Facsimile: (909) 544-5035

To Escrow Agent:	To the address set forth in Section 11 of this Agreement.
     Section 20. Possession
     Possession of the Property shall transfer to Purchaser at the Close of Escrow, subject to Purchaser’s rights of investigation during the Due Diligence Period, as well as the rights of all tenants-in-possession at any time during the existence of this Agreement.
     Section 21. Attorney’s Fees; Litigation Costs
     If any legal action or other proceeding, including arbitration, mediation, or an action for declaratory relief, is brought to enforce or interpret this Agreement, or because of a dispute, breach, default, or misrepresentation in connection with this Agreement, the prevailing party (as determined by the person or panel presiding over such proceeding) shall be entitled to recover their reasonable attorney’s fees and other costs, in addition to any other relief that may be granted. “Prevailing party” includes (a) a party who dismisses an action in exchange for sums allegedly due; (b) the party that receives performance from the other party of an alleged breach of covenant or a desired remedy, if it is substantially equal to the relief sought in an action; or (c) the party determined to be prevailing by the person or panel presiding over such proceeding.
     Section 22. Time of the Essence
     Time is of the essence in this Agreement and every provision contained in this Agreement, and the interpretation of this provision shall be construed in its broadest scope in the event of the use of this provision in any dispute between the parties or any interpretation of this Agreement.
     Section 23. Construction
     The titles and headings of the Sections contained within this Agreement are intended solely for reference purposes and are not intended to, nor shall they, modify, explain, or construe any provision of this Agreement. All references to sections, recitals, and the preamble shall, unless otherwise stated, refer to the Sections, Recitals, and Preamble set out in this Agreement. In construing this Agreement, the singular form shall include the plural and vice versa, and the word “and” shall include the words “or” and “and/or”, and the words “he”, “she”, “it” and “they” shall be deemed to be interchangeable wherever found and used. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather shall be construed recognizing that both parties actively participated in the negotiation and preparation of this Agreement. Furthermore, each of the parties have had the opportunity to seek the guidance and counsel of one or more attorneys of their sole choosing and each party in entering into this Agreement does acknowledge that they are entering into it with the guidance and counsel of their attorneys or that they have elected, on their own, to enter into this Agreement without the guidance and counsel of attorneys of their sole choosing.
     Section 24. Integration
     This Agreement, all attached exhibits, and all related documents referred to in this Agreement, are intended to, and shall, constitute the entire agreement between the parties with regard to the subject matter set out in this Agreement. Each party does further acknowledge that there the other party has not made, nor are they relying upon, any oral or parole agreements which are not expressly set forth in this Agreement or the related documents being executed in connection with this Agreement. This Agreement may not be modified, amended, or otherwise changed except by a writing executed by the party to be charged.
     Section 25. Third-Party Rights
     Nothing in this Agreement, express or implied, is intended to, nor shall it, confer upon any person or entity, other than the parties to this Agreement and their respective successors, heirs and assigns, any rights, privileges, standing or remedies.
     Section 26. Severability
     If any term or provision of this Agreement is hereafter determined to be invalid or unenforceable, the remainder of this Agreement shall not be affected and shall be interpreted in such a manner as to give full force and effect to the remaining portions of this Agreement in accordance with the terms and conditions set out in this Agreement.
     Section 27. Waivers
     No waiver or breach of any one or more provisions of this Agreement shall be deemed to be a waiver of any one or more other provisions set out in this Agreement. Furthermore, no waiver made, or deemed made, shall be valid unless it is in writing and executed by the waiving party. No extension of time for performance of any obligation or act shall be deemed an extension of time for any other obligation or act, whether similar or dissimilar in nature.
     Section 28. Counterparts
     This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed an original and all of which when taken together shall constitute one and the same instrument. As such, the execution of this Agreement shall be deemed to have occurred, and this Agreement shall be enforceable and effective, upon the execution of this Agreement, in counterpart or in one document, by Seller and Purchaser.
     Section 29. Survival
     Each of Purchaser’s and Seller’s representations and warranties set out in Section 7 of this Agreement, and elsewhere where expressly so stated, shall survive the Close of Escrow and the delivery and recordation of the Deed.
     Section 30. Incorporation of Exhibits
     All exhibits which are attached to this Agreement are hereby expressly made a part of, and are incorporated into, this Agreement by reference.

     Section 31. Offer and Acceptance
     Seller has delivered two (2) copies of this Agreement to Purchaser on Monday, September 21, 2009. Based on that fact, the delivery of those copies of this Agreement to Purchaser shall not be deemed to have constituted an offer by Seller, or any other person or entity, to sell the Property or the Personal Property, or any part thereof, to Purchaser, unless and until Seller shall have signed both of those copies, or another original of this Agreement which Seller shall have delivered to Purchaser. Purchaser does hereby further acknowledge and agree that it understands the affect of this Section 31 on it and as it relates to Seller, and that it is not relying on the submittal of this Agreement, by Seller, as being an offer to sell the Property and/or Personal Property to it and will not seek to enforce this Agreement, before it is signed by Seller, as against the Seller.
     Section 32. Authority of Parties
     All persons executing this Agreement on behalf of a party are hereby warranted by such party as being duly qualified to act on their behalf and by their signatures to lawfully bind such party to the provisions set out in this Agreement.
     Section 33. Governing Law
     This Agreement shall be governed by, and construed in accordance with, the laws of the state of California, without regard to any conflicts of law or diversity issues.
[The remainder of this page has been intentionally left blank]

     IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement (i) as of the Effective Date as to Purchaser, and (ii) as of the date set out immediately following its signature block, if such a signature is provided, on behalf of the Seller.

SELLER:

Moreno Marketplace, LLC, a California limited liability company

By:	Guardian Commercial Real Estate, L.P., its Sole Member

By:	Guardian Realty GP, LLC, a Delaware Limited liability company, its Co-General Partner

By:	/s/ James P. Previti
Name:	JAMES P. PREVITI
Its:	CEO
Dated:	OCT. 1, 2009

PURCHASER:

Bill and John Skeffington, individuals

By:	/s/ Bill Skeffington
Name:	Bill Skeffington

By:	/s/ John Skeffington
Name:	John Skeffington

EXHIBIT A
LEGAL DESCRIPTION OF THE REAL PROPERTY
All that certain real property located in Riverside County, California described as follows:
Lot 8, together with the southerly 103.07 feet of Lot 1, in Block 132 of Map No. 1 of Bear Valley and Alessandro Company, as per Map recorded in Book 11 Page 10 of Maps, in the Office of the County Recorder of San Bernardino County, California.
Said property is also shown as Parcel B of Lot Line Adjustment No. 980, recorded on February 27, 2007, as Instrument No. 2007-134113, in the Official Records of Riverside County, California.

EXHIBIT A-1
PICTORIAL REPRESENTATION OF THE REAL PROPERTY
(to be supplied, by Seller, during the Due Diligence Period)
Purchaser has acknowledged and agreed, in the Agreement which is hereby reaffirmed, that the values and numbers contained within this Exhibit are not being certified by Seller as being accurate or true, and as such Purchaser shall conduct its own investigations to determine what it believes the values and numbers actually are in relation to the Real Property and will make its determination regarding whether or not to acquire the Property based solely upon its own investigations, studies and tests which in any way impact on or affect any aspect of the Property

EXHIBIT B
NON-FOREIGN AFFIDAVIT OF SELLER
(to be provided by the Escrow Agent)

EXHIBIT C
PURCHASER’S TERMINATION NOTICE
(to be provided by Purchaser during the Due Diligence Period)

EXHIBIT “D”
WARRANTY BILL OF SALE
     This Warranty Bill of Sale (“Bill of Sale”) is executed as of [date] by Moreno Marketplace, LLC, a California limited liability company (“Seller”) in favor of Bill and John Skeffington, as individuals (collectively, the “Purchaser”).
RECITALS
                    A. Seller and Purchaser have entered into an Agreement of Purchase and Sale dated [date] (the “Purchase Agreement”), in which Purchaser has agreed to purchase improved real property known as Moreno Marketplace shopping center, located in the City of Moreno Valley, County of Riverside, State of California (the “Property”), more particularly described in Exhibit “1”, which is attached hereto and incorporated into this Bill of Sale.
                    B. Pursuant to the Purchase Agreement, Seller has agreed to transfer to Purchaser all Seller’s rights in all fixtures contained on the Property, together with certain personal property described in Exhibit “2”, which is attached hereto and incorporated into this Bill of Sale (collectively, the “Personal Property”).
          NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller agrees as follows:
SECTION 1. TRANSFER
               Seller transfers to Purchaser all of Seller’s right, title, and interest in the Personal Property.
SECTION 2. SELLER’S COVENANT
               Seller covenants to Purchaser that Seller has good and marketable title to the Personal Property, free of all liens, and has the right to transfer the Personal Property to Purchaser.
SECTION 3. ATTORNEY’S FEES
               If any suit or action is instituted to enforce the rights of either party under this Bill of Sale, the successful party, as adjudicated by a court of law or other arbiter of such action, shall be entitled to its reasonable attorneys’ fees and court costs.
SECTION 4. GOVERNING LAW
               This Bill of Sale shall be governed by, and construed in accordance with, California law, notwithstanding any conflicts of law issues which may otherwise exist.
               Seller has executed this Bill of Sale as of the date first above written.

“SELLER”

MORENO MARKETPLACE, LLC

By:
Name:
Its:

EXHIBIT “1”
LEGAL DESCRIPTION
All that certain real property located in Riverside County, California described as follows:
Lot 8, together with the southerly 103.07 feet of Lot 1, in Block 132 of Map No. 1 of Bear Valley and Alessandro Company, as per Map recorded in Book 11 Page 10 of Maps, in the Office of the County Recorder of San Bernardino County, California.
Said property is also shown as Parcel B of Lot Line Adjustment No. 980, recorded on February 27, 2007, as Instrument No. 2007-134113, in the Official Records of Riverside County, California.

EXHIBIT “1”
LIST OF PERSONAL PROPERTY BEING SOLD
(to be supplied during Due Diligence)